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                                                                         UNAUDITED
CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Earnings
Quarters and six months ended June 25, 1994 and June 26, 1993
(In thousands, except per share data)

                                  Quarters ended             Six months ended
                                 June 25,     June 26,       June 25,     June 26,
                                   1994         1993           1994         1993


  Net sales                     $ 154,452    $ 147,677      $ 288,046    $ 281,420


  Cost of products sold           103,500       98,824        194,410      189,886

  Selling, general and administra  22,362       20,932         42,166       41,093

  Depreciation and amortization     3,173        3,171          6,399        6,321

  Interest                            202          303            384          711

  Other income                        (91)        (322)          (635)        (876)

    Total costs and expenses      129,146      122,908        242,724      237,135


  Earnings before income taxes     25,306       24,769         45,322       44,285

  Income taxes                      9,199        9,116         16,457       16,337


  Net earnings                  $  16,107    $  15,653      $  28,865    $  27,948


  Net earnings per common share $     .31    $     .30      $     .56    $     .54


  Dividends per common share    $     .12    $     .10      $     .22    $     .18


  Average shares outstanding       51,791       52,176         51,935       52,155










See accompanying notes to the consolidated financial statements.
                                 - 2 -
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